UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2012

BBCN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard
Suite 1000
Los Angeles, CA 90010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (213) 639-1700

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⊠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On October 22, 2012, BBCN Bancorp, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pacific International Bancorp, Inc., a Washington corporation (“Pacific International”), pursuant to which Pacific International will be merged with and into the Company (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of both the Company and Pacific International, upon the completion of the Merger each issued and outstanding share of Pacific International’s common stock will be converted into shares of the Company’s common stock based on a value of $1.75 for the Pacific International stock, , with cash to be paid in lieu of issuance of fractional shares of the Company’s common stock.

The issued and outstanding shares of Pacific International’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A held by the U.S. Department of the Treasury will be converted into the right to receive cash in the amount of $6.5 million plus all accrued and unpaid dividends on such shares.

The Merger Agreement contains customary representations, warranties and covenants of the Company and Pacific International, including, among others, covenants by Pacific International to conduct its business only in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the consummation of the Merger and not to engage in certain kinds of transactions during such period.

The board of directors of Pacific International has adopted a resolution recommending the approval and adoption of the Merger Agreement by its stockholders.  Pacific International has also agreed not to initiate, solicit, encourage or knowingly facilitate any proposals relating to alternative business combination transactions or enter into discussions or negotiations or provide any confidential information in connection with any proposals for alternative business combination transactions, with certain exceptions.

The consummation of the Merger is subject to various conditions, including, among others, (i) receipt of requisite approval of the stockholders of Pacific International, (ii) receipt of all required regulatory approvals, (iii) accuracy of the representations and warranties of each party, (iv) material compliance by each party with its obligations under the Merger Agreement and (v) the absence of any Material Adverse Effect on either party to the Merger Agreement.

On October 22, 2012, the Company and Pacific International issued a joint press release announcing the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

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Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Document Description

Exhibit 99.1	Joint Press Release, issued by BBCN Bancorp, Inc. and Pacific International Bancorp, Inc., dated October 22, 2012

Additional Information and Where To Find It

In connection with the proposed Merger, the Company will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) that will include a proxy statement/prospectus relating to the Merger and the Company’s common stock to be issued in connection therewith, as well as other relevant documents concerning the proposed transaction.  Shareholders are urged to read the Registration Statement and the proxy statement/prospectus regarding the proposed merger when it becomes available and any other relevant documents filed by the Company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  The proxy statement/prospectus, as well as other filings containing information about the Company, are available free of charge at the SEC’s Internet site (www.sec.gov).  These documents are also available free of charge from the Company at www.bbcnbank.com under the tab “Investor Relations” and then under the heading “SEC Filings”.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BBCN BANCORP, INC.

Date:	October 25, 2012	By:	/s/ Alvin D. Kang
Name: Alvin D. Kang
Title: President & Chief Executive Officer

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